Exhibit 21

Subsidiaries of Lincoln National Corporation
As of December 31, 2010

	Organized Under Law of:	Ownership

Lincoln National Corporation	Indiana
First Penn-Pacific Life Insurance Company	Indiana	100%
Hampshire Funding, Inc.	New Hampshire	100%
International Home Furnishing Center, Inc.	North Carolina	29%
Lincoln Financial Investment Services Corporation	North Carolina	100%
Jefferson-Pilot Investments, Inc.	North Carolina	100%
Lincoln Financial Securities Corporation	New Hampshire	100%
Lincoln Insurance Services Limited	England	100%
Lincoln Investment Advisors Corporation	Tennessee	100%
Lincoln National Management Corporation	Pennsylvania	100%
Lincoln National Reinsurance Company (Barbados) Limited	Barbados	100%
Lincoln Reinsurance Company of Bermuda, Limited	Bermuda	100%
Newton County Loan & Savings, FSB	Indiana	100%
The Lincoln National Life Insurance Company	Indiana	100%
California Fringe Benefit and Insurance Marketing Corporation	California	100%
LFA, Limited Liability Company	Indiana	100%
LFD Insurance Agency, Limited Liability Company	Delaware	100%
Lincoln Financial Advisors Corporation	Indiana	100%
Lincoln Financial Distributors, Inc.	Connecticut	100%
Lincoln Financial Holdings, LLC II	Delaware	100%
Lincoln Financial Media Company	North Carolina	100%
Lincoln Investment Solutions, Inc.	Delaware	100%
Lincoln Life & Annuity Company of New York	New York	100%
Lincoln National Financial Holdings, LLC II	Delaware	100%
Lincoln Reinsurance Company of South Carolina	South Carolina	100%
Lincoln Reinsurance Company of South Carolina II	South Carolina	100%
Lincoln Retirement Services Company, LLC	Indiana	100%
Lincoln Variable Insurance Products Trust	Delaware	100%
LNC Administrative Services Corporation	Indiana	100%
Westfield Assigned Benefits Company	Ohio	100%
Tomco2 Equipment Company	Georgia	26%

Those subsidiaries not listed would not, in the aggregate, constitute a “significant subsidiary” of Lincoln National Corporation, as that term is defined in Rule 1-02(w) of Regulation S-X.